CONSENT OF INDEPENDENT AUDITORS

CrestFunds, Inc.:

We consent to the incorporation by reference of our report dated January 15, 1999 appearing in the Annual Report to Shareholders for the year ended November 30, 1998 in Post-Effective Amendment No. 29 to Registration Statement No. 811-4620 of CrestFunds, Inc. and to the references to us under the caption "Financial Highlights" in the March 30, 1999 Prospectus and "Financial Statements" and "Auditor" appearing in the March 30, 1999 Statement of Additional Information, both of which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
New York, New York
March 29, 1999